EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are statements about matters that are not historical or current facts. In addition, our management may from time to time make forward-looking statements orally to analysts, investors, the news media and others. Forward-looking statements often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could,” “may” or similar words. Among the forward-looking statements in this report are statements relating to:

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our expectation that the products we develop, produce, market and sell through our Sports Medicine business unit represent a substantial advancement in arthroscopic surgery because our technologies minimize collateral tissue damage to reduce patient pain and speed recovery time;

•	our expectation that the Opus Collection products in our Sports Medicine business unit may reduce costs and procedure time, and broaden the treatable patient base;

•	our estimates of the size of the existing market for our products and our expectation that our strategic growth markets will develop into key markets for our products in the future;

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our expectation that ongoing clinical studies may indicate that minimally invasive disc decompression is an alternative to current forms of standard care for certain indications associated with herniated discs;

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our expectation to complete studies and development for the use of our technology in several new fields, such as wound care, and to explore and develop the plasma physics underlying Coblation technology;

•	our expectation that our existing operations will provide adequate capacity for our manufacturing needs at least through 2010;

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our expectation that a disruption related to our single source suppliers or our primary sterilization provider could materially affect and disrupt our ability to manufacture, distribute and supply certain of our products;

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our expectation that a disruption to our supply sources and an inability to develop alternative sources for such supply would result in a material disruption of our ability to sell certain products for an extended time period and could adversely affect our operations;

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our expectation that our patents are directed at, among other things, the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in many different surgical procedures;

•	our belief that our issued patents are directed at many of the core features of our acquired technologies from Opus, Atlantech, Parallax and ATI;

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our belief that in the United States, healthcare reform legislation proposals will most likely remain focused on reducing the cost of healthcare and that efforts by private payors to contain costs through managed care and other methods will continue in the future as efforts to reform the healthcare system continue, and our belief that we are well-positioned to respond to changes resulting from the worldwide trend toward cost-containment due to our manufacturing efficiencies and cost controls;

•	our expectation that we may require increased product liability coverage as our products are successfully commercialized in additional applications;

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our belief that a successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and our ability to attract and retain customers for our products;

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our belief that our facilities in the United States and those leased in various countries around the world for sales, marketing and administrative purposes are in good condition, well maintained, and are suitable and adequate to carry on the our business;

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our belief that if one or more of the material legal proceedings in which we are involved is determined against us, it could have a material adverse effect on our earnings, liquidity and financial condition and our expectation that we will incur legal defense costs in relation to those proceedings;

•	our expectation that disposable device sales and implants will remain the key component of our product sales for the foreseeable future;

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our belief that to continue to grow disposable device sales in Sports Medicine, we must succeed in growing the use of our products within the market for arthroscopic knee procedures while maintaining our market leadership in shoulder procedures;

•	our expectation that our products will maintain their market share within the overall arthroscopic market in 2009;

•	our belief that to continue to grow in our ENT business unit, we must continue to invest in our direct sales force as well as expand our distribution network in Latin America;

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our intention to introduce or acquire new products that differentiate and complement our current ENT offerings, expand our presence in other ENT procedural areas and leverage our pre-existing investment in our direct sales force;

•	our belief that our ENT business unit growth may be negatively impacted by a potential slowdown in consumer, medical professional and hospital spending as a result of the recent economic downturn;

•	our expectation that gross product margin percentage will remain stable in 2009 as long s the average sales price of products remains stable;

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our expectation that we will continue to spend approximately 10 to 11 percent of our total revenues in 2009 in research, engineering, new product development, regulatory affairs, and clinical studies and that, generally, sales and marketing spending will continue to increase as a result of the expansion of our direct distribution capabilities;

•	our expectation that over the long-term, we expect sales and marketing expense as a percentage of total revenue to remain approximately the same as our current experience;

•	our belief that the average growth rates utilized in our discounted cash flow models for the Sports Medicine and ENT reporting units are reasonable estimates of future performance;

•	our expectation that our cash flows from operations together with cash on hand will be sufficient to satisfy our normal operating liquidity requirements;

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our expectation that the FASB Staff Position documents relating to the application of SFAS No. 157, “Fair Value Measurements,” will not have a material impact on our consolidated financial statements upon their adoption;

•	our expectation that FAS 167, “Amendments to FASB Interpretation No. 46(R),” effective January 1, 2010, will not have a material impact on our financial position or results of operations;

•	our expectation that we will experience variations in our results of operations and financial condition to the extent that the exchange rates for foreign currencies fluctuate against the U.S. dollar;

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our intention to use those proceeds from the issuance of our Preferred Stock to OEP, after repayment of debt and payment of fees and expenses, to fund our general business requirements in combination with cash from operations;

•	our belief that our tax expense was significantly reduced due to a tax holiday for our Costa Rica manufacturing operations in which we are not subject to Costa Rican income tax until April 2010;

•	our intention to continue to design and implement certain remediation measures to address material weaknesses and enhance our system of internal controls over financial reporting;

•	our belief that the remediation measures identified will remediate the identified control deficiencies and strengthen our internal control over financial reporting;

•	our expectation that additional measures may need to be taken to address control deficiencies or that we may need to modify or otherwise adjust our remediation measures;

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our expectation that the revision of our policies and procedures related to mergers and acquisitions, accruals, account reconciliations, accounting reviews and change management has and will continue to require additional training;

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our expectation that we will continue to enhance our accounting and finance processes to enhance our ability to assess the accuracy of the consolidated financial statements and whether business practices are consistent with our stated accounting policies and procedures;

•	our expectation that we will continue to review and assess the sufficiency of our accounting and internal audit resources;

•	our expectation that the account reconciliation process will be maintained prospectively as a tool to evaluate the consistent application of GAAP throughout our worldwide operations;

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our expectation that the internal audit department will implement enhanced risk assessment methodology which more actively recruits the input of business unit and functional leadership, which may require the hiring of additional internal audit staff;

•	our belief that the elements of our compensation program, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program;

•	our expectation that the annual bonuses awarded to our NEOs may be increased or decreased due to individual performance;

•	our expectation that the Compensation Committee may consider whether to implement a bonus plan for 2009 after the restatement of our financial statements is complete;

•	our belief that a 100 percent target bonus, the majority of which is cash, is an appropriate annual incentive;

•	our belief that awards of SOs, SARs, RS and RSUs are essential in aligning the interests of management and the stockholders in enhancing the long-term value of the Company;

•	our belief that it is in our best interests, as well as the best interests of our stockholders, to offer severance benefits to certain executive officers;

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our intention to continue seeking a tax deduction for all executive compensation, to the extent the Compensation Committee determines that it is in the best interests of the Company, although it may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in the best interests of the Company and the stockholders;

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our belief that changes to our director compensation plan better align board and stockholder interests and target the value of total compensation, which assists in reducing the effects of stock price fluctuation on total compensation when granting equity by number of shares only; and

•	descriptions of assumptions underlying or relating to any of the foregoing matters and any other statements contained in this report that are or may be forward-looking statements.

Forward-looking statements reflect our management’s beliefs, expectations or predictions of future conditions, events or results based on various assumptions, information currently available to our management and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this report. A discussion of certain factors that could cause actual conditions, events or results to differ materially from those expressed in any forward-looking statements appears in “Part I, Item 1A—Risk Factors.”

Readers are cautioned not to place undue reliance on forward-looking statements in this report or that we make from time to time, and to consider carefully the factors discussed in “Part I, Item 1A—Risk Factors” in evaluating these forward-looking statements. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.